Exhibit 23.2

We consent to the use of our report dated January 19, 2004 with respect to the financial statements of BELAC, LLC included in this Annual Report (Form 10-K/A) of Sequa Corporation for the year ended December 31, 2003.

Ernst & Young LLP

Tampa, Florida

March 25, 2004